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MAY 12, 1997

                                   PROXY CARD

                HARTFORD U.S. GOVERNMENT MONEY MARKET FUND, INC.

BY SIGNING AND DATING THE LOWER PORTION OF THIS CARD YOU AUTHORIZE THE PROXIES TO VOTE YOUR SHARES AS MARKED BELOW.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HARTFORD U.S. GOVERNMENT MONEY MARKET FUND, INC. THE UNDERSIGNED APPOINTS MICHAEL O'HALLORAN, KEVIN CARR AND ANDREW KOHNKE WITH FULL POWER OF SUBSTITUTION TO EACH, TO VOTE ALL THE SHARES OF HARTFORD U.S. GOVERNMENT MONEY MARKET FUND, INC. ATTRIBUTABLE TO HIM OR HER THROUGH INVESTMENT IN DC VARIABLE ACCOUNT I AND SEPARATE ACCOUNT TWO AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AT THE OFFICES OF HARTFORD LIFE INSURANCE COMPANY, 200 HOPMEADOW STREET, SIMSBURY, CONNECTICUT 06089 ON JUNE 19, 1997 AT 1:30 P.M. AND AT ANY ADJOURNMENTS THEREOF.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE BELOW.

TO VOTE MARK AN X IN BLUE OR BLACK INK


     FOR  AGAINST   ABSTAIN
     / /    / /     / /       1.   TO APPROVE A PROPOSED AGREEMENT AND PLAN OF
                                   REORGANIZATION AND LIQUIDATION OF THE
                                   HARTFORD U.S. GOVERNMENT MONEY MARKET FUND,
                                   INC. AS MORE FULLY DESCRIBED IN THE
                                   PROSPECTUS/PROXY STATEMENT.


THE DIRECTORS RECOMMEND VOTING "FOR" THE PROPOSAL.


     SIGN HERE:                                   DATE:
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     SIGN HERE:
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   PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.